Exhibit 11

                            NAL Financial Group Inc.
                 Statement Re: Computation of Per Share Earnings
                    (In thousands, except per share amounts)

                                                                    Three Months             Nine Months
                                                                    Ended Sep 30,            Ended Sep 30,
                                                                    -------------            -------------
                                                                1996         1995         1996         1995
                                                                ----         ----         ----         ----
PRIMARY:
   Weighted average shares outstanding                          7,044        5,444        6,857        5,277
   Net effect of dilutive stock options
       based on the modified treasury stock method              2,002          701        1,627          598
                                                              -------      -------      -------      -------

   Total weighted average shares outstanding                    9,046        6,145        8,484        5,875
                                                              =======      =======      =======      =======

   Net income                                                 $ 2,182      $   609      $ 6,142      $ 1,070
   Income adjustment relating to reduction
      of debt based on the modified treasury method               336           --          758           --
                                                              -------      -------      -------      -------
   Net income available to common
       and common equivalent shares                           $ 2,518      $   609      $ 6,900      $ 1,070
                                                              =======      =======      =======      =======

   Per share amount                                           $  0.28      $  0.10      $  0.81      $  0.18
                                                              =======      =======      =======      =======
FULLY DILUTED:
   Weighted average shares outstanding                          7,044        5,444        6,857        5,277
   Net effect of dilutive stock options
      based on the modified treasury stock method               2,002          897        1,627          736
   Net effect of dilutive subordinated
      debentures based on the if converted method               2,175         --          1,885         --
                                                              -------      -------      -------      -------

    Total weighted average shares outstanding                  11,221        6,341       10,369        6,013
                                                              =======      =======      =======      =======

    Net income                                                $ 2,182      $   609      $ 6,142      $ 1,070
    Income adjustment relating to reduction
      of debt based on the modified treasury method               319         --            722         --
    Income adjustment relating to reduction of debt
      based on the if converted method                            384         --            963         --
                                                              -------      -------      -------      -------
    Net income available to common
      and common equivalent shares                            $ 2,885      $   609      $ 7,827      $ 1,070
                                                              =======      =======      =======      =======

    Per share amount                                          $  0.26      $  0.10      $  0.75      $  0.18
                                                              =======      =======      =======      =======
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